Exhibit 99.1

Vonage Holdings Corp. Reports Third Quarter 2014 Results
-- Company Signs Definitive Agreement to Acquire Telesphere --
-- 52% Year-over-Year Revenue Growth in Vonage Business Solutions --
-- Adjusted EBITDA1 of $30 Million --
-- Operating Cash Flow of $28 Million --
-- Net Income of $14 Million or $0.07 per Share Excluding Adjustments2--

Holmdel, NJ - November 05, 2014 -Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, today announced results for the third quarter ended September 30, 2014. In addition, the Company announced that it signed a definitive agreement to acquire Telesphere Networks Ltd., an industry-leading provider of Unified Communications-as-a-Service (UCaaS) solutions to larger enterprises in the small and medium business (SMB) sector, for $114 million in cash and stock.

Telesphere Acquisition

As highlighted in Vonage’s press release issued this morning, Telesphere offers a comprehensive range of cloud voice and UCaaS services, including advanced call center solutions, collaboration, mobile office, and HD multi-point video conferencing. Telesphere has provided cloud communications since 2006 and has built a national, cloud platform that is especially well suited to address the needs of SMBs with regionally distributed offices.

Telesphere’s integrated UCaaS solutions can be rapidly deployed and monitored through its scalable, proprietary auto-provisioning and customer management platform. This is particularly valuable for larger scale businesses. Facilitating its cloud services delivery, Telesphere also provides integrated MPLS services over its nationwide network enabling quality of service (QoS) management and security increasingly required by businesses utilizing extensive UCaaS features.

Telesphere is highly complementary to Vonage Business Solutions (“VBS). The addition of Telesphere more than doubles Vonage’s addressable cloud market opportunity, immediately moving the Company into a considerably larger SMB and enterprise market, which exceeds $15 billion in North America. These companies generally require quality of service management, service level agreements, and carrier-grade feature sets matching those provided by on-premise PBX vendors.
Under the agreement, Telesphere shareholders will receive total consideration of $114 million comprised of approximately $91 million in cash and approximately 6.86 million shares of Vonage common stock representing $23 million, subject to customary closing adjustments and indemnity escrow arrangements. Cash consideration for the transaction will be financed through available cash and Vonage’s existing $125 million credit facility. The transaction is expected to close in 2014, pending regulatory approvals.

Telesphere’s 2014 revenues are expected to be approximately $40 million, with more than $50 million of revenue already under contract for 2015. Vonage will pay a multiple that is two times or less estimated 2015 revenues.

Summary of Third Quarter Results

Vonage reported adjusted earnings before interest, taxes, depreciation and amortization1 (“Adjusted EBITDA”) of $30 million. Adjusted EBITDA was up $1 million sequentially and up $7million from $23 million in the year ago quarter. The Company reported income from operations of $12 million, flat sequentially and up from $9 million in the year ago quarter.

GAAP net income was $5 million or $0.02 per share, down from $6 million or $0.03 per share sequentially and up from $4 million or $0.02 per share in the year ago quarter. Net income, excluding adjustments2, was $14 million or $0.07 per share, down from $15 million or $0.07 per share sequentially and up from $9 million or $0.04 per share in the year ago quarter.

Revenue was $215 million, down from $219 million sequentially and up from $204 million in the year ago quarter due to the acquisition and subsequent growth of Vonage Business Solutions. VBS grew revenue 8% sequentially and 52% compared to the year ago quarter, both on a pro forma basis.

“We had a solid quarter, improving our Adjusted EBITDA to the highest level in six quarters, demonstrating our balanced approach to investing for growth while optimizing operations to improve margins and cash flow of the core business. We brought full mobility to our core service with the addition of mobile inbound calling and we completed the planned retail expansion of BasicTalk,” said Marc Lefar, Vonage Chief Executive Officer.

“Revenue growth in Vonage Business Solutions continues to accelerate through ongoing investment in the direct sales force, the channel partner program and the VBS platform. The acquisition of Telesphere accelerates Vonage’s transformation into one of the leading companies in the rapidly growing cloud communications sector and reflects the continued execution of the Company’s long-term strategy.”

Third Quarter Financial and Operating Results

Average Revenue per User (“ARPU”) was $28.19, down from $28.59 sequentially, and down from $28.87 in the year ago quarter, primarily due to rate plan mix, which includes the impact of incremental volume from BasicTalk.

Direct cost of telephony services (“COTS”) was $50 million, down from $52 million sequentially. COTS declined from $53 million in the year ago quarter, primarily due to lower international termination costs. On a per line basis, COTS was $6.54, down from $6.84 sequentially and from $7.48 in the year ago quarter.

Direct cost of goods sold was $9 million, flat sequentially and down from $10 million in the year ago quarter. Direct margin3 was 73%, up from 72% sequentially and up from 69% in the year ago quarter.

Selling, general and administrative (“SG&A”) expense was $73 million, down from $74 million in the prior quarter, and up from $65 million in the year ago quarter. The sequential decrease is primarily due to optimizing selling and employee-related expenses, which were offset by the impact of tax accruals and settlements. The increase from the year ago quarter reflects higher expenses related to the addition of VBS. This year-over-year increase was partially offset by a 17% improvement in consumer customer care costs per line, reflecting continued improvements in key metrics including Contact Rate, which declined by 9%, and Average Handle Time, which declined 2% from a year ago.

Marketing expense was $58 million, down from $59 million in the year ago quarter and sequentially. Subscriber line acquisition cost (“SLAC”) was $365, up from $342 sequentially, and up from $339 in the year ago quarter. SLAC was driven by lower gross line additions in the consumer business.

Gross line additions were 160,000, down from 172,000 sequentially and down from 175,000 in the year ago quarter, reflecting continued planned actions to enhance the profitability of the assisted sales channel in the consumer business by eliminating lower performing locations and restructuring the offer pricing. The Company reported a loss of 19,000 net lines during the quarter, down from a loss of 7,000 net lines sequentially, and down from 11,000 net line additions in the year ago quarter. Consolidated churn was 2.7%, up from 2.6% sequentially and from the year ago quarter, reflecting the lower account base in the consumer business and increased sales of smaller accounts at VBS over the past year.

Capitalizing on the low interest rate environment and Vonage’s strong financial position, in August the Company closed on a new, expanded $225 million credit agreement to provide increased financial and strategic flexibility, including for acquisitions. This new facility included commitments from all of the members of its current bank lending group and an additional three institutions. The new debt agreement consists of a four-year, $100 million senior secured term loan bearing interest at LIBOR plus 3.125 percent at issuance and a $125 million revolving credit facility.

As of September 30, 2014, cash and cash equivalents, including $3 million in restricted cash and $5 million of marketable securities, totaled $67 million, resulting in net debt of $42 million. Capital expenditures, including expenditures related to the acquisition and development of software assets, were $7 million, up from $6 million sequentially and from $4 million in the year ago quarter. Free Cash Flow4 in the quarter was $21 million, up from $18 million sequentially.

Business Line Updates

Vonage Business Solutions delivered strong results for the fourth straight quarter. Continued investment in marketing programs and sales infrastructure, particularly in the channel partner program and direct sales force, contributed to the strong quarter and increased revenue.

Vonage completed the expansion of its national distribution footprint for BasicTalk, which is now available in 19,000 retail locations nationwide. In addition, the Company added new privacy features to BasicTalk including do not disturb, anonymous call block and caller ID block functionality, increasing the competitiveness of its offer.

Mobile continues to be an integral component of Vonage’s entire business. Last month, the Company expanded its core offering for the North American consumer business with the launch of a mobile inbound calling feature for the Vonage Extensions® app. Now customers can receive calls made to their Vonage home number anywhere they use a smartphone, giving them a seamless home and mobile experience. This new functionality allows shared use of a family’s home phone identity. Inbound calls to the app indicate the call was made to a user’s home number, and outbound calls are displayed with the home caller ID.

Vonage mobile technology now also provides the underlying communications functionality that allows enterprises to use Vonage Business Solutions cloud-communications services on their desktops or smartphones. During the quarter, the Company announced a joint solution with Dell Software to help companies transition from traditional telecom services to Internet-based communications.

In Brazil, the Company continued marketing efforts in Curitiba and Brasilia and expanded marketing into Sao Paulo. Together these areas represent 45% of Vonage’s addressable market. In the quarter, the

Company enhanced its mobile calling packages and added Small Business Plans. The Company is also focused on broadening its distribution opportunities through partner programs including internet service providers (ISPs) and several e-commerce companies.

Patent Portfolio

Vonage continues to execute on its strategy to protect its intellectual property, including in mobility and call quality, and has been granted 20 U.S. patents in 2014, exceeding the number of patents granted in 2013. The Company now owns 57 U.S. patents and has 251 U.S. patent applications pending, along with numerous foreign patents and pending applications in jurisdictions worldwide.

Share Repurchase Program

During the third quarter, Vonage repurchased 3.8 million shares of its common stock for $13 million. The Company has repurchased 27 million shares for $87 million under the current $100 million plan authorized through 2014 and Vonage expects to complete this authorization by year-end. Since the beginning of its repurchase program in August 2012 through the third quarter of 2014, Vonage has repurchased 41 million shares for $121 million at an average price of $2.93 per share.

Updated Outlook

The company now expects 2014 adjusted EBITDA to be in the $117 to $119 million range based on its strong performance year-to-date and its continued focus on improving its cost structure.

CEO Transition

As previously announced, Alan Masarek will become Chief Executive Officer of Vonage and a member of the Board of Directors effective November 6, 2014. Marc Lefar will retire as CEO and from the Board of Directors effective as of the end of today, November 5, 2014.

Conference Call

Management will host a webcast discussion of the quarter on Wednesday, November 5, 2014 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393.

The webcast will also be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay of the call and webcast will be available shortly after the conclusion of the call through November 12, 2014, and may be accessed through Vonage's Investor Relations website at http://ir.vonage.com or by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 20017524.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income .

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Income Data:
Revenues	$214,737	$218,882	$203,984	$654,352	$617,847

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,704, $5,098, $3,522, $14,956, and $10,484, respectively)	49,830	52,385	52,882	154,832	161,590
Direct cost of goods sold	9,205	9,450	9,535	28,394	27,630
Selling, general and administrative	73,414	73,569	64,752	225,436	189,143
Marketing	58,305	59,003	59,133	174,572	169,132
Depreciation and amortization	12,346	12,459	8,459	37,143	24,639
	203,100	206,866	194,761	620,377	572,134
Income from operations	11,637	12,016	9,223	33,975	45,713
Other income (expense):
Interest income	37	31	97	159	208
Interest expense	(1,680)	(1,434)	(1,509)	(5,191)	(4,698)
Other income (expense), net	(2)	36	(15)	21	(71)
	(1,645)	(1,367)	(1,427)	(5,011)	(4,561)
Income before income tax expense	9,992	10,649	7,796	28,964	41,152
Income tax expense	(5,627)	(5,266)	(3,811)	(15,011)	(16,673)
Net income	4,365	5,383	3,985	13,953	24,479
Plus: Net loss attributable to noncontrolling interest	191	135	222	709	222
Net income attributable to Vonage	$4,556	$5,518	$4,207	$14,662	$24,701
Net income attributable to Vonage per common share:
Basic	$0.02	$0.03	$0.02	$0.07	$0.12
Diluted	$0.02	$0.02	$0.02	$0.07	$0.11
Weighted-average common shares outstanding:
Basic	208,580	211,390	209,589	210,714	212,124
Diluted	217,176	221,002	217,059	220,923	222,321

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$27,764	$24,082	$23,550	$61,233	$52,154
Net cash used in investing activities	(11,705)	(5,403)	(3,760)	(20,837)	(14,504)
Net cash used in financing activities	(10,217)	(18,272)	(19,292)	(63,179)	(34,213)
Capital expenditures and development of software assets	(7,075)	(6,402)	(3,758)	(17,205)	(15,758)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2014	2013
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$59,368	$84,663
Marketable securities	4,622	—
Restricted cash	3,407	4,405
Accounts receivable, net of allowance	22,048	19,649
Inventory, net of allowance	7,651	10,584
Prepaid expenses and other current assets	16,350	16,892
Deferred customer acquisition costs	4,436	5,184
Property and equipment, net	43,771	52,243
Goodwill	83,627	83,627
Software, net	21,749	20,557
Debt related costs, net	2,403	1,313
Intangible assets, net	64,057	76,850
Total deferred tax assets, including current portion, net	251,210	264,900
Other assets	7,938	1,882
Total assets	$592,637	$642,749
Accounts payable and accrued expenses	$117,419	$130,994
Deferred revenue	36,229	37,335
Total notes payable and indebtedness under revolving credit facility, including current portion	95,000	121,666
Capital lease obligations	10,972	13,090
Other liabilities	1,676	1,628
Total liabilities	$261,296	$304,713
Redeemable noncontrolling interest	$—	$(38)
Total stockholders' equity	$331,341	$338,074

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
Consolidated:
Gross subscriber line additions	159,708	172,346	174,670	523,467	478,085
Change in net subscriber lines	(19,001)	(6,695)	10,738	(13,193)	879
Subscriber lines (at period end)	2,529,733	2,548,734	2,360,695	2,529,733	2,360,695
Average monthly customer churn	2.7%	2.6%	2.6%	2.7%	2.5%
Average monthly operating revenue per line	$28.19	$28.59	$28.87	$28.67	$29.09
Average monthly direct cost of telephony services per line	$6.54	$6.84	$7.48	$6.78	$7.61
Marketing costs per gross subscriber line addition	$365	$342	$339	$333	$354
Employees (excluding temporary help) (at period end)	1,258	1,279	933	1,258	933
Direct margin as a % of revenues	72.5%	71.7%	69.4%	72.0%	69.4%
Vonage Business Solutions (1):
Revenue (in 000s; pro forma) (2)	$24,395	$22,556	$15,999	$65,999	$44,598
Customers	38,782	34,258		38,782
Average monthly customer churn (pro forma)	2.0%	1.9%		1.9%

(1) Vonage Business Solutions includes acquired Vocalocity business plus new business services revenue since acquisition; excludes Vonage legacy business services revenue.
(2) Revenue assumes the acquisition of Vocalocity as of January 1, 2013.

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA AND TO ADJUSTED EBITDA MINUS CAPEX
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
Income from operations	$11,637	$12,016	$9,223	$33,975	$45,713
Depreciation and amortization	12,346	12,459	8,459	37,143	24,639
Share-based expense	5,785	4,820	4,684	16,899	13,085
Acquisition related costs	2	4	680	120	680
Net loss attributable to noncontrolling interest	191	135	222	709	222
Adjusted EBITDA	$29,961	$29,434	$23,268	$88,846	$84,339
Less:
Capital expenditures	$(4,137)	$(2,157)	$(1,205)	$(7,236)	$(7,008)
Acquisition and development of software assets	$(2,938)	$(4,245)	$(2,553)	$(9,969)	$(8,750)
Adjusted EBITDA Minus Capex	$22,886	$23,032	$19,510	$71,641	$68,581

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE
TO NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
Net income attributable to Vonage	$4,556	$5,518	$4,207	$14,662	$24,701
Amortization of acquisition - related intangibles	3,763	3,762	—	11,288	—
Acquisition related costs	2	4	680	120	680
Income tax expense	5,627	5,266	3,811	15,011	16,673
Net income attributable to Vonage excluding adjustments	$13,948	$14,550	$8,698	$41,081	$42,054
Net income attributable to Vonage per common share:
Basic	$0.02	$0.03	$0.02	$0.07	$0.12
Diluted	$0.02	$0.02	$0.02	$0.07	$0.11
Weighted-average common shares outstanding:
Basic	208,580	211,390	209,589	210,714	212,124
Diluted	217,176	221,002	217,059	220,923	222,321
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.07	$0.07	$0.04	$0.19	$0.20
Diluted	$0.06	$0.07	$0.04	$0.19	$0.19
Weighted-average common shares outstanding:
Basic	208,580	211,390	209,589	210,714	212,124
Diluted	217,176	221,002	217,059	220,923	222,321

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,
	2014	2014	2013	2014	2013
Net cash provided by operating activities	$27,764	$24,082	$23,550	$61,233	$52,154
Less:
Capital expenditures	(4,137)	(2,157)	(1,205)	(7,236)	(7,008)
Acquisition and development of software assets	(2,938)	(4,245)	(2,553)	(9,969)	(8,750)
Free cash flow	$20,689	$17,680	$19,792	$44,028	$36,396

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2014	2013
Current maturities of capital lease obligations	$3,240	$2,889
Current portion of notes payable	20,000	23,333
Total notes payable and indebtedness under revolving credit facility, net of current maturities	75,000	98,333
Capital lease obligations, net of current maturities	7,732	10,201
Gross debt	105,972	134,756
Less:
Unrestricted cash and marketable securities	63,990	84,663
Net debt	$41,982	$50,093

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide. Vonage provides a robust suite of feature-rich, residential and business communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Vonage's residential service is sold on the web (www.vonage.com) and through telesales and regional and national retailers, and its business service is sold through Vonage Business Solutions (www.vonagebusiness.com) telesales and channel partners.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
Investor Contact: Hunter Blankenbaker 732.444.4926; hunter.blankenbaker@vonage.com
Media Contact: Jen Holzapfel 732.444.2585; jennifer.holzapfel@vonage.com
Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA less Capex, net income excluding adjustments, net cash and free cash flow.
Adjusted EBITDA
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
Adjusted EBITDA less Capex
Vonage uses adjusted EBITDA less Capex as an indicator of the operating performance of its business. The Company provides information relating to its adjusted EBITDA less Capex so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA less Capex are valuable indicators of the operating performance of the Company on a consolidated basis because they provide our investors with insight into current performance and period-to-period performance regarding the Company's ability to generate cash from continuing operations.
Net income excluding adjustments
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs.
The Company has excluded income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, amortization of acquisition-related intangible assets which is a non-cash item, and one-time acquisition-related costs.
Net debt (cash)
Vonage defines net debt (cash) as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage uses net debt (cash) as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Safe Harbor Statement

This press release contains forward-looking statements including statements about growth priorities; including new products and related investment; gross line additions and net lines; revenues; churn; financial resources; the Company's stock repurchase plan; capital and software expenditures; the benefits of the acquisition of Telesphere; future financial and operating results following the acquisition including the amount of revenue expected to be generated by Telesphere; the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; the competitive position and opportunities of the combined company; the impact of the acquisition on the market for the combined company’s products and services; and the timing of the completion of the acquisition. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: risks related to the integration of Telesphere into Vonage and the anticipated future benefits resulting from the acquisition of Telesphere; the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures, including the risks related to the acquisition of Telesphere; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the

Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on its customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance, which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2013, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

(vg-f)